SHELL CAPITAL LIMITED

                                POWER OF ATTORNEY

By this Deed of Power of Attorney dated 1st of May, 2002, SHELL CAPITAL LIMITED ("the Company") a company registered in the United Kingdom under Company Number 3553096, whose registered office is situated at Shell Centre, London SE1 7NA, England, hereby appoints Mr Roderick Innes Owen, failing whom Dominic Ignatius Lynch (each empowered to act alone to be the true and lawful Attorney (hereinafter called "the Attorney" which expression shall include each and any of the said attorneys) of the Company in its name and on its behalf to do all or any of the following:

1.   To represent the Company and in particular:

     a) to sign, execute, deliver and issue (whether under hand or seal or as a deed and with all amendments as the Attorney shall consider appropriate) the agreements listed in the schedule attached hereto (the "Agreements"); and

     b) otherwise to do any and all such other acts and things to sign, execute, enter into, acknowledge and perfect any and all such other documents, notices, instruments or other communications, as the Attorney may in his opinion or discretion deem necessary, desirable, advisable or appropriate including, without limitation, to agree any amendments to the Agreements or any other agreement to which the Company may be a party, which the Attorney may consider necessary, convenient or desirable in connection with the Agreements or related to the Agreements.

2. In favour of a person dealing with the Attorney and his successors and assigns, all acts done and documents executed or signed by the Attorney on or before the Power of Attorney expires, in good faith in the purported exercise of any power conferred by this Deed, shall for all purposes be valid and binding on the Company and its successors and assigns.

THIS POWER OF ATTORNEY, is governed by and shall be construed in accordance with the laws of England.

THIS POWER OF ATTORNEY, unless revoked earlier in writing, shall cease to have effect on 29th April, 2003.

AND THE COMPANY HEREBY undertakes to ratify and confirm everything lawfully done or caused to be done by the said Attorney in the exercise of the powers hereby conferred (including in such confirmation whatsoever shall be done between the time of revocation by any means of this Power and such revocation becoming know to the Attorney) in the name of and on behalf of the Company pursuant to the powers aforesaid.

IN WITNESS whereof the Company has executed this Power of Attorney as a Deed the day and year first above written.

Given under the Common Seal of            )
SHELL CAPITAL LIMITED                     )
as a Deed                                 )

                                                                   /seal/

Director   /s/
        ---------------------------------------


Secretary    Company Secretary

                                    SCHEDULE



                               List of Agreements




1.   Sale and Purchase Agreement;

          including:

          a) notification of termination of the KKM Pledge Agreement to release KKM secured shares.

          b)   transfer certificate

2.   Mutual Release and Indemnity Agreement

3. Notice of resignation of Facility Agent and appointment of successor Facility Agent

4.   Cessation as Modeller pursuant to the Loan Agreement

5.   Cessation as Arranger pursuant to the Loan Agreement

6.   Amendment and Transfer of Warrants

7.   Notice  of  Termination  of  the  Offtake  Agreement,   Technical  Services
     Agreement and STASCO Service Agreement

8.   Pricing Letter

9.   Disclosure Letter

10.  CRI Side Letter

11.  Stock Transfer Form in relation to the CAP (G) Preference Shares,

12.  Consent to Refinancing Loan

13.  Instructions to the Account Bank in relation to the Partial Loan Repayment

14. Documentation and notices for discontinuation of Guernsey Liquidation and UK lawsuit

15. Filing of Schedule 13D with SEC in relation to the Warrant amendment and transfer.